Exhibit 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is dated as of June __, 2007 by and among The Hanover Insurance Group, Inc., a Delaware corporation (“Parent”), Hanover Acquisition Corp., a Michigan corporation and a subsidiary of Parent (“Merger Sub”) and ____________ (the “Stockholder”).

WITNESSETH:

WHEREAS, Parent, Professionals Direct, Inc., a Michigan corporation (“Company”) and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Parent will acquire all of the outstanding shares of common stock (“Common Stock”) of Company pursuant to a merger of Merger Sub with and into Company (the “Merger”);

WHEREAS, the Stockholder owns, as of the date hereof, _______ shares of Common Stock (the “Shares”);

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in reliance on the representations, warranties, covenants and agreements of the Stockholder hereunder, Parent and Merger Sub have requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement; and

WHEREAS, this Agreement is being entered into concurrently with the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.           Agreement to Vote.  The Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of Company, however called, and in any action by consent of the stockholders of Company, however taken, the Stockholder shall cause all of the Shares owned by Stockholder to be present for quorum purposes and to vote at such meeting and shall cause all of the Shares to be voted in any such consent, and in either case, shall: (a) vote the Shares in favor of the adoption of the Merger Agreement and approval of the Merger and any of the transactions contemplated by the Merger Agreement (as amended from time to time, except for any amendment, modification or waiver that results in termination of this Agreement pursuant to Section 4 hereof); (b) vote the Shares against any action or agreement that would, or would reasonably be expected to, result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in a failure to satisfy any condition on the part of the Company to be satisfied under the Merger Agreement; and (c) vote the Shares against any action or agreement, including but not limited to any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation, involving the Company that would, or would reasonably be expected to, impede, interfere with, delay, postpone or attempt to discourage the Merger.

2.           Irrevocable Proxy.   In furtherance of Section 1, the Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote, act by written consent or grant a consent, proxy or approval with respect to the Shares in accordance with Section 1 hereof (i) at any meeting of the stockholders of the Company called with respect to any of the matters specified in this Agreement and (ii) by execution of a written consent to action in lieu of any such meeting.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance on its execution and delivery of this Agreement.  The Stockholder hereby affirms that the proxy set forth in this Section 2 is given by it in connection with the execution of the Merger Agreement, that such proxy is irrevocable and that such irrevocable proxy is given to secure the performance of its duties under this Agreement.  Except as otherwise provided for herein, the Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that this irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 422 of the Michigan Business Corporation Act.  Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the termination of this Agreement pursuant to Section 4.

3.           Representations and Warranties of Stockholder.  The Stockholder represents and warrants to Parent and Merger Sub with respect to itself and the Shares that are owned by it as follows:

3.1           Ownership of Shares.  On the date hereof, Stockholder is the sole record and beneficial owner of the Shares.  For purposes of this Agreement, beneficial ownership of securities shall be determined in accordance, with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Stockholder currently has with respect to the Shares, and at Closing will have with respect to such Shares, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).  On the date hereof, the Shares constitute all of the shares of Common Stock of the Company owned of record or beneficially owned by the Stockholder.

3.2           Power; Binding Agreement.  Stockholder has the full legal right, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement.  The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust.  This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) the Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Shares under, any provision of:  (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Stockholder or (ii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to the Stockholder or any of the Shares, other than such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of the Stockholder to perform its obligations hereunder.

3.3           Finder’s Fees.  No person or entity is, or will be, entitled to any commission or finder’s fees from Stockholder in connection with this Agreement or the transactions contemplated herein.

3.4           Sophistication.  The Stockholder acknowledges being a sophisticated investor who, together with their financial advisors and independent legal counsel, has undertaken such investigation as they have deemed necessary, including inquiries of the Company and review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement, and the transactions contemplated hereby.

4.           Termination.  The term of this Agreement commences on the execution and delivery of this Agreement by all of the parties hereto and continues until it is terminated in accordance with its terms.  The Agreement may be terminated as to the Stockholder at any time by mutual written consent of the Stockholder and Parent.  This Agreement, and all the obligations of the Stockholder hereunder shall terminate, without any action by the parties hereto, upon the earliest to occur of (a) in the event of an amendment or modification to or waiver under the Merger Agreement that is or would be adverse to the Stockholder, upon such amendment, modification, waiver or reduction, (b) in the event the Merger Agreement is terminated by any party in accordance with its terms, upon such termination, or (c) in the event the Merger is consummated, upon the Effective Time (as defined in the Merger Agreement).

5.           Expenses. Each party hereto will pay all of its expenses in connection with the transactions contemplated by this Agreement including, without limitation, the fees and expenses of its counsel and other advisers.

6.           No Disposition or Encumbrance of Shares; No Proxies.  The Stockholder represents, covenants and agrees that, except for the proxy granted in Section 2 and as contemplated by this Agreement:  (a) Stockholder will not, directly or indirectly, during the term of this Agreement, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to any or all of the Shares or any interest thereon now legally and/or beneficially owned by the Stockholder; (b) Stockholder shall not, during the term of this Agreement, grant any proxy, irrevocable proxy or power of attorney or deposit any Shares into a voting trust or enter into a voting agreement with respect to the voting of the Shares (each, a “Voting Proxy”) with any person except to vote in favor of any of the transactions contemplated by this Agreement or the Merger Agreement; (c) Stockholder has granted no Voting Proxy which is currently (or which during the term of this Agreement will become) effective with respect to the Shares, and if any Voting Proxy has been granted to any person, such Voting Proxy is hereby revoked; (d) no Voting Proxy shall be given or written consent executed by the Stockholder after the date hereof with respect to the Shares (and if given or executed, shall not be effective) so long as this Agreement remains in effect; and (e) during the term of this Agreement, Stockholder shall not, and shall not offer to agree to, acquire any additional shares of Common Stock without the prior written consent of Parent or Merger Sub.

7.           Shares.  The only Shares covered by this Agreement shall be the Shares owned by the Stockholder on the date hereof, unless the Parent elects in writing to have any other Shares hereafter acquired by the Stockholder covered by this Agreement.

8.           Survival of Representations and Warranties.  The representations and warranties of the Stockholder set forth in Section 3 hereof shall not survive the termination of this Agreement.

9.           Notices.  All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein), given in the manner provided in the Merger Agreement, and shall be deemed duly given when received, addressed as follows:

If to Parent or Merger Sub:

The Hanover Insurance Group, Inc. 440 Lincoln St. Worcester, Massachusetts 01653 Attention: Andrew S. Robinson Facsimile: (508) 855-2732

With a copy to:

Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 Attention: Thomas S. Vaughn, Esq. Facsimile: (313) 568-6915

If to the Stockholder:

[STOCKHOLDER]

Facsimile: (___)

With a copy to:

Barnes & Thornburg LLP 300 Ottawa Avenue, NW, Suite 500 Grand Rapids, Michigan 49503 Attention: R. Paul Guerre, Esq. Facsimile: (616) 742-3999

10.           Entire Agreement; Amendment.  This Agreement, together with the documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter.  This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Parent and the Stockholder.

11.           Assigns.  This Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the principles of conflicts of laws thereof.

13.           Injunctive Relief.  The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law.  The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision in each case without the requirement that a bond be posted and without having to prove actual damages, as well as to obtain damages for breach of this Agreement.  By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

14.           Counterparts; Facsimile Signatures. This Agreement may be executed, including execution by facsimile, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

15.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

16.           Further Assurances.  Each party hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

17.           Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

18.           Stockholder Capacity. Notwithstanding anything herein to the contrary, the Stockholder makes no agreement or understanding herein in his or her capacity as a director or officer of the Company or any subsidiary of the Company, and the agreements set forth herein shall in no way restrict the Stockholder in the exercise of his or her fiduciary duties as a director or officer of the Company or any subsidiary of the Company or limit or affect any actions taken by the Stockholder in his capacity as an officer or director of the Company or any subsidiary of the Company.  The Stockholder has executed this Agreement solely in his or her capacity as the record and/or beneficial holder of the Shares.

[Signatures on next page.]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have executed this Agreement or caused this Agreement to be executed by their duly authorized officers, as the case may be, each as of the date first above written.

THE HANOVER INSURANCE GROUP, INC.

By:
Name:
Title:

HANOVER ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER

By:
[Name]